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Asure Software Cautions Stockholders Not to Be Misled by the Deceptive Tactics and Statements of Red Oak Partners and Pinnacle Fund

AUSTIN, Texas, June 30, 2009 — Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, today reiterated that stockholders should not be deceived by the misleading statements, most recently reflected in the release issued June 29, 2009, by Red Oak Partners and the Pinnacle Fund, a group of dissident stockholders who are attempting to gain control of the Company by means of a hostile proxy contest.

“We are deeply concerned and disappointed that Red Oak Partners, Pinnacle Fund and its portfolio manager, David Sandberg, are again perpetuating misperceptions and spreading false allegations about a company — in this case Asure Software — in an attempt to gain unwarranted support for their effort to take control of the Company without paying a premium,” said Nancy L. Harris, President and Chief Executive Officer.

“We have in good faith tried numerous times  to meet with Pinnacle/Red Oak and the members of their proposed slate to learn more about their individual qualifications as potential directors and managers of your company as well as their plans for improving Asure’s profitability and increasing stockholder value,” Harris said.  “The fact that this group has failed to put forth any plan for taking the company to profitability and increasing stockholder value should be alarming to all stockholders, especially given Pinnacle/Red Oak’s lack of experience with Asure’s business and with public companies in general and their history of contentious litigation in connection with their earlier hostile takeover attempts.  We can only conclude that they have no plan other than the pursuit of a self-serving, short-term agenda that is not in the best interests of Asure’s shareholders.”

In this vein, on February 17, 2009, CLST Holdings, Inc. announced that it had filed a lawsuit in the United States District Court for the Northern District of Texas against Red Oak Fund, L.P, Red Oak Partners, LLC, and David Sandberg, alleging the defendants violated federal securities laws by making recent purchases of the common stock of CLST.  Among other things, CLST accused the defendants of falsely stating their intention to abandon a previously announced tender offer for CLST’s common stock while proceeding with an illegal tender offer that did not comply with applicable securities laws.  CLST has also accused the defendants of failing to make timely disclosure of their stock purchases in light of their undisclosed tender offer.

“Our current Board of Directors and management team are diligently committed to long-term value creation with a plan to get the Company to break-even this year and continue our profitable growth in the workforce management market,” said Harris.  “We have made great headway since the acquisition of iEmployee in the fall of 2007, and we are in excellent position to grow that business so that it generates long-term value for shareholders.”

The Company also will send the following letter, dated July 1, 2009, to all stockholders:

Dear Fellow Stockholder:

Red Oak Partners, a New York-based hedge fund with a reputation for aggressively attacking companies for short-term gains, has stated its intent through its affiliate, The Pinnacle Fund, to wage a proxy contest for control of your company by replacing Asure Software’s existing Board of Directors with its own slate of six directors of questionable background, experience and qualifications.   This unproductive and costly proxy contest comes at a time when the company can ill afford to be distracted from continuing to implement its transformational growth strategy.

The Board of Directors strongly urges Asure Software stockholders not to take any action in response to the dissident proxy material and not to sign any proxy cards you might receive from Pinnacle/Red Oak.

We believe Pinnacle/Red Oak is attempting to seize control of your company without paying for it, a deceptive tactic we have seen them use in other proxy contests.

Since Pinnacle/Red Oak is using questionable tactics, misleading comments and unproven assertions, we are writing to ensure you have all the facts with respect to the following:

Pinnacle/Red Oak’s actions show that it is pursuing a self-serving, short-term agenda that is not in the best interests of Asure’s shareholders.

•                  Pinnacle/Red Oak has opportunistically increased its stake in the company by acquiring shares at a historically low price, with the apparent intent of gaining control of the Board without paying a premium and at the expense of long-term value creation for investors.  It has provided no strategic plan that would be superior to the company’s ongoing long-term strategy.

•                  We have found Pinnacle/Red Oak to be disingenuous in its communications with Asure shareholders, publicly stating several times that it did not desire to have Board representation, and then proceeding with a proxy contest.  They have also rejected your Board’s good-faith efforts to engage them in discussions that could have led to a compromise to avoid this proxy fight.  Frankly, their inconsistent communications with the company indicate they lack true understanding of the business and our rapidly evolving markets.

Asure Software has reported solid performance in recent quarters and completely transformed its business in the past six years.

•                  Under the current Board’s leadership since 2003, we have successfully integrated two strategic acquisitions — NetSimplicity and iEmployee — that serve high-growth, high-margin markets.  We also divested the legacy businesses that were facing eroding market demand and relevancy.  Since we started this transformation, we have eliminated 93% of expenses from the company.

•                  Despite the recent harsh macroeconomic environment, we have reported solid financial and operational results in recent quarters and have outperformed our competitors.  For example, iEmployee new customer bookings grew 59% in the fiscal 2009 third quarter, and we further reduced expenses by 11%, including a 10% pay cut across the company.

•                  In the short term, we expect to get to break-even by the end of our October quarter by further reducing our operational expenses.  In the long term, we will continue pursuing our vision of being the leading provider of on-demand workforce management software solutions to small and mid-sized companies.  We expect rapid profitable growth when the economy and our target markets rebound, with our objective to reach $30 million in revenues and 10% profit exiting fiscal 2013 (top-line CAGR of approximately 30%).

Your Board has a track record of transparency, strong corporate governance and listening to all shareholders, not just a chosen few with self-serving agendas.

•                  Your Board has done its prudent due diligence in reviewing all possible strategic alternatives for long-term value creation, and has acted independently according to best practices of corporate governance, with the assistance of outside advisors.  The Board and management team continue to work toward aggressively reducing expenses, growing revenue and profitability, and creating shareholder value.

•                  In June 2009, the Board implemented a seamless management transition plan by appointing former Chief Operating Officer Nancy L. Harris to President and Chief Executive Officer, and naming her to fill the vacancy of a director who had stepped down.  Ms. Harris brings exceptional leadership skills and experience to the position, along with a forward-looking vision focused on increasing shareholder value by growing revenues through innovative software and service solutions, optimizing our distinctive brands, and continuing to reduce costs and improve operational efficiency.  This appointment effectively separates the positions of Chairman and CEO, with former Chairman and CEO Richard N. Snyder continuing as Executive Chairman.  Ms. Harris has been integral to the company’s progress during the past eight years, as she led the integration and growth of our two acquired software businesses — NetSimplicity and iEmployee.

Based on our knowledge of the dissident slate, the Pinnacle/Red Oak nominees appear to be either conflicted, lack an understanding of the company’s business or have questionable backgrounds.

The dissident’s slate includes:

•                  David Sandberg, managing member and founder of Red Oak, whose minimal public company board experience consists of his recent appointments to the boards of SMTC and EDCI.

•                  Adrian Pertierra, senior analyst at Red Oak, with no known public company, operational or director experience.

•                  Bob Graham and Pat Goepel, both former board members of iEmployee prior to its acquisition by Asure.

It is doubtful that the limited and conflicted perspectives of these individuals in combination with the two other dissident nominees — Cornelius Ferris and Jeffrey Vogel — would be sufficient to make up an effective Board.  For example, we have no knowledge that any of these dissident nominees is qualified to chair an audit committee, or has firsthand knowledge of securities law and Sarbanes-Oxley requirements.  Moreover, earlier this year, CLST Holdings sued Red Oak Partners, its affiliates and David Sandberg over alleged violations of securities laws.

Our Board-recommended slate of directors provides seasoned public company and relevant tech industry experience and has upheld the highest levels of corporate governance standards while successfully guiding the company through its transformation.

In addition to Ms. Harris, our director nominees are:

•                  Chairman Richard N. Snyder, who has more than 30 years of direct experience in all aspects of the computer industry.  Mr. Snyder was responsible for launching and managing the inkjet printing business and creating the Deskjet brand for Hewlett Packard, where he served for 28 years.  He also held senior management positions at Dell and Compaq, and founded a consulting firm for high-technology businesses.  He sits on the Board of Directors of Symmetricom (SYMM), where he has served on the Audit and Compensation committees.

•                  James H. Wells, a consultant for Internet start-up companies; former senior vice president of marketing and business development for Dazel, a Hewlett Packard enterprise software company; and founding officer of the Internet streaming company RealNetworks, Inc.

•                  Lou Mazzucchelli, a partner with venture capital firm Ridgewood Capital which focuses on the information technology industry; former investment banker and digital media technology analyst for Gerard Klauer Mattison; and founder of Cadre Technologies, a pioneering computer-aided software engineering tools company.

•                  Richard J. Agnich, an advisor to technology start-ups; trustee of Austin College and chair of the Entrepreneurs Foundation of North Texas; and former Senior Vice President, General Counsel and Secretary at Texas Instruments.

•                  Ray R. Miles, a corporate strategic consultant for Rajko Associates; former President of Communications Services with EDS, Inc.; and former manager of software strategy at Texas Instruments.

Your independent Board and management team are focused solely on delivering steadily increasing financial and operational performance and will remain responsible to all investors while continuing to aggressively evaluate growth strategies and value-creating opportunities.

Your Board of Directors unanimously recommends that an affirmative vote be cast “for” each of our director nominees and “for” each of the other proposals listed on the white proxy card.  The Board urges you not to sign or return any proxy card sent to you by Pinnacle/Red Oak.

Sincerely,

Nancy L. Harris

President, Chief Executive Officer and Director

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company’s securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.

Contact Information:

Jay Peterson, Asure Software: 512-437-2483

Rob Berick, Dix & Eaton: 216-241-4611

Rajeev Kumar, Georgeson Inc.:  212-440-9812

SUPPLEMENTAL INFORMATION

In connection with its upcoming Annual Meeting of Stockholders, the Company plans to file a proxy statement with the Securities and Exchange Commission.  ASURE SOFTWARE STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by the Company with the Securities and Exchange Commission in connection with the annual meeting at the Securities and Exchange Commission’s web site at www.sec.gov.  Stockholders of the Company may also obtain free copies of the proxy statement and other documents filed by the Company in connection with the annual meeting by directing a request to:  108 Wild Basin Road South, Austin, Texas 78746, Attention: Secretary.

Under applicable regulations of the Securities and Exchange Commission, certain of the Company and its directors and executive officers are deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the proposals to be presented by the Company at the Annual Meeting of Stockholders.  These directors and executive officers include the following:

Name and Director/Executive Officer	Beneficial Ownership (1)(2)
Richard N. Snyder	983,655	(3)(11)
James H. Wells	95,672	(4)
Lou Mazzucchelli	57,772	(5)
Richard J. Agnich	97,772	(6)
Ray R. Miles	51,772	(7)
Jay C. Peterson	276,877	(8)(11)
Nancy L. Harris	265,680	(9)(11)

(1)

Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Amounts shown include shares of our common stock issuable upon exercise of certain outstanding options within 60 days after June 12, 2009.

(2)

Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to the table, the percentages indicated are based on 31,114,915 shares of our common stock issued and outstanding on June 12, 2009. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.

(3)	Consists of 540,772 shares held by Mr. Snyder directly and 442,933 shares which Mr. Snyder may acquire upon the exercise of options within 60 days after June 12, 2009.

(4)	Consists of 50,672 shares held by Mr. Wells directly and 45,000 shares which Mr. Wells may acquire upon the exercise of options within 60 days after June 12, 2009.

(5)	Consists of 12,772 shares held directly by Mr. Mazzucchelli and 45,000 shares which Mr. Mazzucchelli may acquire upon the exercise of options within 60 days after June 12, 2009.

(6)	Consists of 62,772 shares held directly by Mr. Agnich and 35,000 shares which Mr. Agnich may acquire upon the exercise of options within 60 days after June 12, 2009.

(7)	Consists of 16,772 shares held by Mr. Miles directly and 35,000 shares which Mr. Miles may acquire upon the exercise of options within 60 days after June 12, 2009.

(8)	Consists of 52,502 shares held by Mr. Peterson directly and 224,375 shares which Mr. Peterson may acquire upon the exercise of options within 60 days after June 12, 2009.

(9)	Consists of 115,512 shares held by Ms. Harris directly and 150,168 shares which Ms. Harris may acquire upon the exercise of options within 60 days after June 12, 2009.

(11)

All options held by the Company’s named executive officers were granted under the 1989 Stock Option Plan or the 1996 Stock Option Plan. Pursuant to these stock option plans, all options granted thereunder are immediately exercisable; however, shares issued upon exercise are subject to repurchase by the Company, at the exercise price, to the extent of the number of shares that have not vested in the event that the optionees’ employment terminates prior to all such optionees’ options becoming vested.

SOLICITATION; EXPENSES

In addition to the use of the mail, proxies may be solicited by personal interview, telephone and telegram, electronic mail or other means by directors, officers and other employees of the Company who will not be specially compensated for these services.  The Company has engaged Georgeson Inc. to serve as a proxy solicitor for the Company.  The entire expense of preparing, assembling, printing and mailing this proxy solicitation and related materials and the cost of soliciting proxies will be borne by the Company.  The Company will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries.  The Company will reimburse such persons for their reasonable expenses in connection therewith.